UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 22, 2019

CLEARTRONIC, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-55329	65-0958798
(Commission File Number)	(IRS Employer Identification No.)

800 N. Federal Highway, Suite 100 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

(561) 939-3300 ext. 143

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

A) Acquisition of Business Operations of ReadyMed

On October 25, 2019, (“CLRI,” or the “Company”), issued a press release announcing that it had acquired the assets of ReadyMed, a web based secure communication platform designed for the health care industry from Collabria, LLC, a Florida corporation (“Collabria”). A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The acquisition, consummated on October 22, 2019, was effectuated pursuant to Purchase Agreement (the “Acquisition Agreement”) dated October 22, 2019 between Cleartronic, Inc, and Collabria, Inc. The Acquisition Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

The Acquisition Agreement provides for Company’s acquisition of substantially all the assets and business operations of ReadyMed (the “Acquisition”) in exchange for the issuance of 12 million shares of the Company’s common stock, valued at approximately $600,000 to Collabria.  The assets acquired include the software platform, templates and forms for numerous business categories in the health care industry, and all contacts created by ReadyMed interested in licensing the ReadyOp platform.

ReadyMed is a web based secure communication platform designed for the health care industry. This includes hospitals, clinics, doctor’s offices and health insurance companies and many other segments of the health care industry.  It provides hospitals with patient tracking capability within the hospital. It allows physicians to track patient progress after release from the hospital and allows for secure communication with the patient to track the healing process, record their recovery and monitor their medications.

Collabria is controlled by Michael Moore, an officer, director and a 10% or greater shareholder of the Company.  Mr. Moore abstained from voting on the approval of the Acquisition Agreement and the transactions contemplated thereby.  The Board of Directors of Cleartronic, with Mr. Moore abstaining from the vote, reviewed the Acquisition Agreement and the transactions contemplated thereby and determined that the purchase price was fair to the Company and was on terms similar to that which would have been approved if Collabria had not been a related party. Mr. Moore distributed the shares received from the acquisition to the shareholders of Collabria (except for himself and any affiliated entities). Mr. Moore received no shares or any other monetary consideration from the Acquisition Transaction.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective October 22, 2019, the Company acquired substantially all of the assets and business operations of Ready Med. The information contained in Item 1.01 of this report is hereby incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On October 23, 2019 the Company, pursuant to the Acquisition Agreement, issued to Collabria, the sole shareholder of ReadyMed, 12 million shares of its common stock.  The private sale of the Shares by the Company was effectuated pursuant to an exemption from registration under the Securities Act under Section 4(2) of such act, as well as Rule 506 promulgated thereunder.

The information contained in Item 1.01 of this report is hereby incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

It is impracticable to provide the required financial statements of ReadyMed at this time.  The required financial statements will be filed under cover of Form 8-K/A within 71 calendar days of the date this Form 8-K is required to be filed.

(b) Pro Forma Financial Information

It is impracticable to provide the required pro forma financial information as a result of the acquisition at this time.  The required pro forma financial information will be filed under cover of Form 8-K/A within 71 calendar days of the date this Form 8-K is required to be filed.

(d) Exhibits.

The following exhibits are furnished as part of this report:

Exhibit
Number     Description

10.1*-Asset Purchase Agreement dated October 22, 2019 by and among Cleartronic, Inc. and Collabria, LLC

99.1*- October 25, 2019, 2008 Press Release (announcing acquisition of ReadyMed.).

________________

*Filed herewith.

The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARTRONIC, INC. By: /s/ Larry Reid Larry Reid President and Chief Financial Officer
Dated: October 29, 2019